PROSPECTUS SUPPLEMENT NO. 1 Dated February 8, 2019 (To Prospectus dated November 4, 2016)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-213980

26,800,001 Shares of Common Stock

This prospectus supplement (“Supplement”) modifies, supersedes and supplements certain information contained in, and should be read in conjunction with, that certain prospectus, dated November 4, 2016 (“Prospectus”), related to the resale by the selling stockholders identified in the Prospectus of up to 2,596,059 shares of our common stock that we sold to certain of the selling stockholders, 10,737,275 shares of our common stock that were issuable upon the conversion of our Series A Convertible Preferred Stock that we sold to certain of the selling stockholders and 13,466,667 shares of common stock that are issuable upon the exercise of outstanding warrants to purchase our common stock issued to the selling stockholders in connection with a private placement completed on September 29, 2016 (the “2016 Warrants). This Supplement is not complete without, and may not be delivered or used except in connection with, the Prospectus and all supplements thereto.

The information contained in this Supplement modifies and supersedes, in part, the information in the Prospectus, as supplemented. Any information that is modified or superseded in the Prospectus shall not be deemed to constitute a part of the Prospectus, except as modified or superseded by this Supplement.

We may amend or supplement the Prospectus from time to time by filing amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

Investing in our common stock involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in the Prospectus, in our Annual Report on Form 10-K for the year ended December 31, 2017, and in our subsequently filed periodic and current reports and documents incorporated by reference therein and herein, which we file with the Securities and Exchange Commission, which describe specific risks and other information that should be considered before you make an investment decision.

FORWARD-LOOKING STATEMENTS

You should carefully consider the risk factors set forth in the Prospectus, as well as the other information contained in documents that are incorporated by reference into this Supplement and the Prospectus. The Prospectus, and the documents that are incorporated by reference into the Prospectus, contain forward-looking statements regarding events, conditions, and financial trends that may affect our plans of operations, business strategy, operating results, and financial position. You are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Actual results may differ materially from those included within the forward-looking statements as a result of various factors. Cautionary statements in the “Risk Factors” section of the Prospectus and the documents that are incorporated by reference into the Prospectus identify important risks and uncertainties affecting our future, which could cause actual results to differ materially from the forward-looking statements made or included in this Supplement and the Prospectus.

REPRICING OF CERTAIN WARRANTS

On February 8, 2019, the Company entered into warrant amendment and exercise agreements (the “Exercise Agreements”) with certain warrant holders (“Holders”) that hold 2016 Warrants originally purchased pursuant to the Securities Purchase Agreement dated as of September 15, 2016 (the “Purchase Agreement”) or that were issued to the placement agent for the transactions contemplated by the Purchase Agreement. Pursuant to the Exercise Agreements, the Holders agreed to exercise their 2016 Warrants in full (the “Repriced Warrants”) for cash to acquire shares of common stock, and the Company agreed to reduce the exercise price of their outstanding 2016 Warrants from $2.25 to $0.01 per share. The Company also agreed to modify the reference to “three (3) Trading Days” in the first sentence of Section 2(d)(i) of the 2016 Warrants to say “two (2) Trading Days.” The Holders own, in the aggregate, 2016 Warrants to purchase a total of 12,957,953 shares of common stock.

This Supplement is being filed to reflect the Exercise Agreements with the Holders of the Repriced Warrants and the reduction in the exercise price of the following warrants to $0.01:

Holder	No. of Warrants Subject to Repricing
Sabby Healthcare Master Fund, Ltd.	2,222,222
Sabby Volatility Warrant Master Fund, Ltd.	1,333,334
Empery Asset Master, Ltd.(1)	576,186
Empery Tax Efficient II, LP	312,702
Hudson Bay Master Fund Ltd.(2)	1,777,777
Armistice Capital Master Fund, Ltd.	1,333,333
Abingworth Bioequities Master Fund LTD	675,556
Abingworth Bioventures VI LP	213,333
Laurence Lytton	888,889
Pura Vida Master Fund, Ltd.	222,222
Split Rock Partners II, LP	1,390,844
Wilmslow Estates Limited	1,244,444
BMV Direct LP	555,556
Ian Rosenberg	33,778
The Alison N Hoffman and Kevin L Rakin Irrevocable Trust For Sarah Hoffman Rakin	33,333
The Alison N Hoffman and Kevin L Rakin Irrevocable Trust For Julia Hoffman Rakin	33,333
Kevin L Rakin Irrevocable Trust	111,111
TOTAL	12,957,953

(1)	Empery Tax Efficient, LP transferred 195,896 of the 2016 Warrants to Empery Asset Master Ltd. in December 2018.
(2)	Hudson Bay Master Fund Ltd. acquired its 2016 Warrant from a prior Holder.

The date of this Prospectus Supplement No. 1 is February 8, 2019.